Exhibit 10.2

DIRECTOR

NON-COMPETITION AGREEMENT

This Director Non-Competition Agreement (“Non-Competition Agreement”), dated as of July 30, 2015, is made by and among Cañon National Bank (the “Bank”), Cañon Bank Corporation (“CBC”), Glacier Bancorp, Inc. (“GBCI”), Glacier Bank, a wholly owned subsidiary of GBCI (“Glacier Bank”), and the undersigned, who is a director of the Bank and/or CBC (“Director”). This Non-Competition Agreement takes effect on the effective date of the proposed Merger (the “Effective Date”) referenced below.

RECITALS

A.	CBC and the Bank have entered into a Plan and Agreement of Merger (the “Merger Agreement”) dated on or about July 30, 2015, with GBCI and Glacier Bank. Pursuant to the terms of the Merger Agreement, CBC will merge with and into GBCI, and the Bank will be merged with and into Glacier Bank (collectively the “Merger”) and the former branches of the Bank will operate under the name and as part of a division of Glacier Bank (the “Division”).

B.	The parties to this Non-Competition Agreement believe that the future success and profitability of GBCI and the Division, following the Merger, require that the Director not be affiliated in any substantial way with a Competing Business (as defined herein) for a reasonable period of time after closing of the Merger and/or termination of such Director’s status as a director of the Division.

AGREEMENT

In consideration the parties’ performance under the Merger Agreement, the Director agrees as follows:

1.	Definitions. Capitalized terms not defined in this Non-Competition Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Non-Competition Agreement:

a.	Competing Business. “Competing Business” means any FDIC insured financial institution, National Credit Union Administration (“NCUA”) regulated institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) or holding company thereof that competes or will compete within the Covered Area with GBCI, the Division or any of GBCI’s subsidiaries, divisions or affiliates.

b.	Covered Area. “Covered Area” means the Colorado counties of Fremont, Pueblo, El Paso, Moffat, La Plata, Mesa, Routt, Rio Blanco, Archuleta and any other county in Colorado where Glacier Bank or GBCI has a commercial banking office as of the date of execution of the covenant not to compete set forth herein.

c.	Term. “Term” means the period of time beginning on the Effective Date and ending on the later to occur of: (i) two (2) years after the Effective Date; or (ii) two (2) years following the termination of a Director’s service on the Board of Directors of the Division.

2.	Participation in Competing Business. Except as provided in Section 5 or 6, during the Term, no Director may become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation, (a) as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative, or (b) during the organization and pre-opening phases in the formation of a Competing Business. Each Director acknowledges that he qualifies as executive or management personnel pursuant to Colorado Revised Statutes Section 8-2-113(2)(d).

3.	No Solicitation. During the Term, no Director may, directly or indirectly, solicit or attempt to solicit (a) any employees of GBCI’s subsidiaries, divisions or affiliates to participate, as an employee or otherwise, in any manner in a Competing Business, or (b) any customers of GBCI’s subsidiaries, divisions or affiliates to transfer their business to a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other direct mailings, electronic communications of any kind, and internet communications.

4.	Confidential Information. During and after the Term, the Director will not disclose any confidential information of CBC, the Bank, GBCI or GBCI’s subsidiaries, divisions or affiliates obtained by such Director and shall abide by confidentiality provisions as set forth in the Merger Agreement.

5.	Outside Covered Area. Nothing in this Non-Competition Agreement prevents a Director from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, a financial institution that has no operations in the Covered Area.

6.	Passive Interest. Notwithstanding anything to the contrary contained herein, nothing in this Non-Competition Agreement will prevent a Director from owning 5% or less of any class of security of a Competing Business.

7.

Remedies. Any breach of this Non-Competition Agreement by a Director will entitle Glacier Bank, the Division and GBCI, together with their successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to, it being agreed that money damages alone would be inadequate to compensate the non-breaching party would be an inadequate remedy for such breach. The rights and remedies of the parties to this Non-Competition Agreement are cumulative and not alternative.

8.	Governing Law, Venue and Enforceability. This Non-Competition Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Colorado. The parties must bring any legal proceeding arising out of this Non-Competition Agreement in Flathead County, Montana. If any court determines that the restrictions set forth in this Non-Competition Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable.

9.	Counterparts. The parties may execute this Non-Competition Agreement in one or more counterparts, including facsimile counterparts. All the counterparts will be construed together and will constitute one Agreement.

Signatures appear on following page.

This Director Non-Competition Agreement is executed as of July 30, 2015.

GLACIER BANCORP, INC.		CAÑON BANK CORPORATION

By		By
	Michael J. Blodnick President and Chief Executive Officer		Daniel L. Tanner President

GLACIER BANK		CAÑON NATIONAL BANK

By		By
	Michael J. Blodnick President and Chief Executive Officer		Willy Faris President

DIRECTOR:

Name:

[Signature Page to Non-Competition Agreement]